UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2005

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Almanor Avenue, Sunnyvale, California 94085

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On February 25, 2005, the Offer Letter dated October 25, 2003, between Atheros and Colin L.M. Macnab, Atheros’ Vice President of Marketing, was terminated in connection with Mr. Macnab’s resignation from Atheros. Mr. Macnab’s Offer Letter provided for an annual salary of $240,000 and eligibility to participate in Atheros’ bonus program, with a target annual bonus of 25% of annual base salary. Pursuant to the Offer Letter, Mr. Macnab was granted an option to purchase 375,000 shares of common stock, vesting as 12/48ths of the shares on the first anniversary of his hire date and 1/48th of the shares each full month thereafter. The options that were not vested on February 25, 2005 have terminated. The Offer Letter also provided for a lump-sum severance payment equal to six months of his then annual base salary in the event of his termination by Atheros other than for cause or his resignation for good reason. In connection with the termination of Mr. Macnab’s employment, the amount of Mr. Macnab’s lump-sum severance payment was changed from six months to three months of his annual base salary, and this payment will be made seven days after February 25, 2005, Mr. Macnab’s last day of employment with Atheros.

Item 8.01. Other Events.

Colin L.M. Macnab resigned as Atheros’ Vice President of Marketing, effective as of February 25, 2005. Atheros is currently conducting a search for a Vice President of Marketing to replace Mr. Macnab, and Craig Barratt, Atheros’s Chief Executive Officer, is acting as interim Vice President of Marketing during this search.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2005

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Jack R. Lazar
Name:	Jack R. Lazar
Title:	Vice President and Chief Financial
Officer

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